Exhibit 99.2

                                                                                    NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Elects Directors and Declares Dividends

Clinton, Connecticut, May 14, 2009 – Shareholders of Connecticut Water Service, Inc. (NASDAQ GS:CTWS) elected a slate of three directors and ratified the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent auditors for 2009, at the Company’s Annual Meeting of Shareholders held on May 13, 2009 in Westbrook, Connecticut.
Reelected to the 9-member board were Lisa J. Thibdaue, Vice President - Regulatory and Government Affairs for Northeast Utilities, Carol P. Wallace, Chairman, President and Chief Executive Officer of Cooper-Atkins Corporation, and Donald B. Wilbur, retired Plant Manager of Unilever HPC, USA.
Eric W. Thornburg, Connecticut Water’s Chairman, President and CEO, said “Our Board has broad experience in regulatory, financial and executive management. The directors have been invaluable to me as Connecticut Water builds shareholder value by providing high quality water, delivering world class customer service, building a work culture that rewards performance, and growing the Company through prudent acquisitions.”
The Board of Directors declared a quarterly cash dividend of $ 0.2225 per common share payable on June 15, 2009 for shareholders of record as of June 1, 2009. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.89 per share. As of May 13, 2009, the dividend yield on the Company’s common stock was 4.x%. Connecticut Water has paid dividends on its common stock each quarter since its founding in 1956 without interruption or reduction, and has increased dividend payments for each of the last 39 years. The Company’s Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) is available to registered shareholders. Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site (http://www.ctwater.com/dividendreinvestment.htm) or upon request.
The Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (not publicly traded) payable on July 15, 2009 for shareholders of record as of July 1, 2009, and a quarterly cash dividend of $0.225 on Preferred 90 (OTCBB: CTWSP) shares payable on August 3, 2009 for shareholders of record as of July 20, 2009.
The President/CEO and the Vice President/CFO’s presentation at the Annual Meeting of Shareholders will be available for viewing for 30 days at the Company’s web site: www.ctwater.com on the “Annual Report & Annual Meeting” page of the Investor Information section.

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Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630 ext. 3016

This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including Connecticut Water, are subject to various federal and state regulatory agencies concerning water quality and environmental standards.  Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant.  The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders.  Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, compliance with environmental and water quality regulations, and the outcome of litigation matters, including the Unionville division well field dispute.  From time to time, the Company may acquire other regulated and/or unregulated water companies.  Profitability is often dependent on identification and consummation of business acquisitions and the profitable integration of these acquired businesses into the Company’s operations, including the January 2009 acquisition of Ellington Acres.  The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions (including the agreement to sell the conservation easement on the Windsor Locks property), the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work.  We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.